UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 30, 2007
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09764	11-2534306
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
1101 Pennsylvania Avenue, N.W., Suite 1010
Washington, D.C. 20004
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 393-1101

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 30, 2007, Harman International Industries, Incorporated (“Harman”) entered into an accelerated share repurchase (“ASR”) agreement with Bear, Stearns International Limited (“Bear Stearns”) and a separate ASR agreement with J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (“JP Morgan”). Pursuant to these agreements, Harman purchased, in the aggregate, 4,775,549 shares of its common stock for a total purchase price of approximately $400 million, subject to adjustment.
     The final settlements of the ASR agreements with Bear Stearns and JP Morgan are scheduled for late February 2008. As a result of the settlements, Harman may receive or be required to remit a price adjustment, payable at Harman’s option, in cash or stock, based on the volume weighted average price of Harman’s common stock during the respective terms of the ASR agreements. Each of the ASR agreements contains customary representations and warranties, covenants and conditions and indemnification provisions.
     The foregoing description of the ASR agreements is a summary and is qualified in its entirety by the terms of the ASR agreements, copies of which are filed herewith as Exhibits 10.1 and 10.2, and incorporated herein by reference.
     Bear Stearns and JP Morgan or their respective affiliates have provided, and may in the future provide, commercial banking, investment banking and other financial services to Harman for which they have received, and may in the future receive, customary compensation and reimbursement of expenses.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Confirmation between Harman International Industries, Incorporated and Bear, Stearns International Limited, dated October 30, 2007.

10.2	Confirmation between Harman International Industries, Incorporated and J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch, dated October 30, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
By:	/s/ Sandra B. Robinson
Sandra B. Robinson
Vice President – Financial Operations and Chief Accounting Officer

Date: October 31, 2007

2